SOUTHERNSUN SMALL CAP FUND

SOUTHERNSUN U.S. EQUITY FUND

NORTHERN LIGHTS FUND TRUST

FORM OF PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

(Adopted: July 22, 2008)

As amended June 22, 2011

WHEREAS, Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Series”); and

WHEREAS, the Trust has established a Series called the SouthernSun Small Cap Fund and the SouthernSun U.S. Equity Fund (each a  "Fund" and collectively the “Funds’); and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Disinterested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its Investor Class shareholders, have approved this Plan, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust hereby adopts this Plan for the Investor Class Shares of the Funds, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.  Distribution Activities.  Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of the Investor Class Shares of the Funds, which activities may include, but are not limited to, the following:  (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Fund Shares, or that may be advising shareholders of the Funds regarding the purchase, sale or retention of Fund Shares; (b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that hold Fund Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Funds and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund Shares or who render shareholder support services, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Funds for recipients other than existing shareholders of the Funds; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan.  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Investor Class Shares of the Funds, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.  Annual Fee.  The Funds will pay the Funds’ investment adviser (“the Adviser”) an annual fee for the Adviser’s services in connection with the sales and promotion of the Investor Class Shares of the Funds, including its expenses in connection therewith (collectively, “Distribution Expenses”).  The annual fee paid to the Adviser under this Plan will be calculated daily and paid monthly by the Funds on the first day of each month at an annual rate of 0.25% of the average daily net assets of the Investor Class Shares of the Funds.  Payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Funds pursuant to the Management Agreement.

3.  Term and Termination.

(a)  This Plan shall become effective with respect to the Funds on the day before the first public sale of its shares, provided the Plan has been approved by majority votes of:  (i) the Trust’s Board of Trustees; and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

(b)  This Plan shall remain in effect for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved at least annually by a majority of the Trust’s Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

(c)  This Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Investor Class Shares of the Funds.  If this Plan is terminated, the Funds will not be required to make any payments for expenses incurred after the date of termination.

4.  Amendments.  All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof.  In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof for the Funds unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding voting securities of the Funds.

5.  Selection and Nomination of Trustees.  While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6.  Quarterly Reports.  The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.  Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.

Limitation of Liability.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Securities and Exchange Commission and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of the Funds under this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Funds.

ADDENDUM TO THE PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

WHEREAS, Northern Lights Distributors, LLC (“NLD”) acts as underwriter to the Northern Lights Fund Trust (the “Trust”) pursuant to an Underwriting Agreement; and

WHEREAS, the Trust has adopted a Plan of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, adopted as of June 22, 2011  (the “Plan”) under which the SouthernSun Small Cap Fund, SouthernSun Global Fund and the SouthernSun U.S. Equity Fund (each a “Fund” and collectively the “Funds”) compensates the Funds’ investment adviser (the "Adviser") for distribution related activities (“12b-1 Fees”); and

WHEREAS, it is the desire of the Trust and the Adviser that NLD facilitate the transmission of 12b-1 Fees to various brokers dealers and other financial intermediaries that provide services to Fund shareholders or engage in distribution related activities on behalf of the Funds ("Financial Intermediaries").

NOW, THEREFORE, the Trust, the Adviser and NLD agree as follows:

1.

RULE 12B-1 PAYMENTS

The Trust or its agent will calculate monthly the 12b-1 Fees payable to each Financial Intermediary and provide to NLD and the Adviser a monthly report that describes such payment amounts (the "Monthly Report").  The Trust or its agent will transmit to NLD by wire an amount equal to such monthly 12b-1 payments, plus the monthly payment due to NLD pursuant to the Underwriting Agreement.  Upon receipt of the 12b-1 Fees, NLD will promptly transmit to each Financial Intermediary the amount stipulated in the Monthly Report as being payable to the Financial Intermediary, and NLD will retain its monthly distribution fee.  In the event the monthly 12b-1 revenue is insufficient to satisfy each Fund's obligations to Financial Intermediaries and/or NLD, the Adviser shall promptly pay, out of its own resources, the outstanding obligation.   In the event the 12b-1 revenue exceeds the amounts payable to Financial Intermediaries and NLD, the Trust shall promptly pay the residual amount to the Adviser, as required under the Rule 12b-1 Plan.

2.

EFFECTIVENESS AND DURATION

(a)

This Addendum shall become effective as of the date hereof and will continue until the termination of the Underwriting Agreement or 12b-1 Plan, so long as the Underwriting Agreement, 12b-1 Plan and this Addendum are continued annually (i) by the Trust’s s Board of Trustees or (ii) by a vote of a majority of the Shares of the Funds, provided that in either event its continuance also is approved by a majority of the Board of Trustees members who are not "interested persons" of any party to this Addendum, 12b-1 Plan or the Underwriting Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)

This Addendum is terminable, without penalty, on not less than sixty days' notice, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Funds, or by NLD.

(c)

This Addendum will automatically and immediately terminate in the event of its assignment.  This Addendum is intended to supplement the terms of the Underwriting Agreement and 12b-1 Plan, and it shall not supersede or alter any of the terms, representations or warranties of the Underwriting Agreement or 12b-1 Plan.  This Addendum may be executed in counterparts, each of which shall be considered an original, but all of which together shall be considered one and the same instrument, as of the 22nd day of June, 2011.

NORTHERN LIGHTS DISTRIBUTORS, LLC

NORTHERN LIGHTS FUND TRUST

By:___________________________________

By:_______________________________

     Brian Nielsen

      Andrew Rogers

     President

      President

SOUTHERNSUN ASSET MANAGEMENT LLC

By: ___________________________________

Name:

Title: